Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261185
PROSPECTUS

6,281,454 Shares
Common Stock
This prospectus relates to resales of shares of common stock, par value $0.005 per share, previously issued by us to the selling stockholders, as identified on page 12 of this prospectus, in connection with our acquisition of Novellus, Inc., a Delaware corporation that is the sole equity holder of Novellus Therapeutics Limited. We will not receive any proceeds from the sale of the shares.
The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of common stock. For more information, see “Plan of Distribution”.
The common stock is listed on The Nasdaq Global Market under the symbol “BTX.” On November 16, 2021, the closing sale price of the common stock as reported on The Nasdaq Global Market was $7.72. You are urged to obtain current market quotations for the common stock.
Our business and an investment in the common stock involve significant risks. See “Risk Factors” included on page 4 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The selling stockholders may sell the shares of common stock offered by this prospectus in a number of different ways and at varying prices, as described in “Plan of Distribution” on page 17.
We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay or assume any discounts, commissions, or fees of underwriters, selling brokers or dealer managers incurred in connection with its sales of the shares.
As a “smaller reporting company” under applicable rules of the Securities and Exchange Commission, we have elected to comply with certain reduced public company disclosure requirements for this prospectus and other filings with the Securities and Exchange Commission. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”
The date of this prospectus is November 26, 2021.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Before making your investment decision, we urge you to carefully read this prospectus and all of the information contained in the documents incorporated by reference in this prospectus, as well as the additional information described under the headings “Where You Can Find More Information.”
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
We have not, and the selling stockholders have not, authorized anyone to provide you with any information or to make any representations other than that contained in or incorporated by reference in this prospectus, any prospectus supplement or in any related free writing prospectus filed by us with the Securities and Exchange Commission. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
References in this prospectus to “our company,” “our,” “us,” “we” and similar terms refer to Brooklyn ImmunoTherapeutics, Inc. and not, unless the context otherwise requires, subsidiaries of Brooklyn ImmunoTherapeutics, Inc.
Unless the context otherwise requires, this prospectus reflects a one-for-two reverse split of common stock effective as of March 25, 2021.
Our logo design is our trademark. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. For convenience, our logo appears in this prospectus without the ™ symbol, but those uses are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to this trademark.
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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially as described in “Risk Factors,” before deciding to invest in common stock.
Overview
We are a clinical-stage biopharmaceutical company focused on exploring the role that cytokine-based therapy can have on the immune system in treating patients with cancer, both as a single agent and in combination with other anti-cancer therapies. We are seeking to develop IRX-2, a novel cytokine-based therapy, to treat patients with cancer. IRX-2 active constituents, namely Interleukin-2 and other key cytokines, are postulated to signal, enhance and restore immune function suppressed by the tumor, thus enabling the immune system to attack cancer cells, unlike existing cancer therapies, which rely on targeting the cancer directly. We also are exploring opportunities to advance oncology, blood disorder, and monogenic disease therapies using gene-editing cell-therapy technology through a license with Factor Bioscience Limited, or Factor, and through our acquisition of Novellus, Inc. and Novellus Therapeutics Limited, or Novellus, Ltd.
Acquisition of Novellus
On July 16, 2021, we and our newly formed, wholly owned subsidiary Brooklyn Acquisition Sub, Inc. entered into an agreement and plan of acquisition, or the Acquisition Agreement, with (a) Novellus LLC, (b) Novellus, Inc., the sole equity holder of Novellus, Ltd. and, prior to the closing under the Acquisition Agreement, a wholly owned subsidiary of Novellus, LLC, and (c) a seller representative. Novellus, Ltd. is a pre-clinical stage biotechnology company organized under the laws of Ireland that is developing engineered cellular medicines using its licensed, patented non-immunogenic mRNA, high-specificity gene editing, mutation-free and footprint-free cell reprogramming and serum-insensitive mRNA lipid delivery technologies.
The closing of the transaction contemplated by the Acquisition Agreement, or the Acquisition, was held contemporaneously with the execution and delivery of the Acquisition Agreement. At the closing:
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We acquired all of the outstanding equity interests of Novellus, Inc. as the result of the merger of Brooklyn Acquisition Sub, Inc. with and into Novellus, Inc., following which Novellus, Inc., as the surviving corporation, became our wholly owned subsidiary and Novellus Ltd. became our indirectly owned subsidiary.

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We acquired 25.0% of the total outstanding equity interests of NoveCite, Inc., a corporation focused on developing an MSC product for patients with acute respiratory distress syndrome, including from COVID-19.

We delivered consideration for the Acquisition totaling approximately $124.0 million, which consisted of (a) $22.8 million in cash and (b) 7,022,230 shares of common stock, which under the terms of the Acquisition Agreement were valued at a total of $102.0 million, based on a price of $14.5253 per share.
The Acquisition Agreement contains customary representations, warranties and certain indemnification provisions. A total of 740,776 of the shares issued as consideration have been placed in escrow for a period of up to 12 months in order to secure indemnification obligations to us under the Acquisition Agreement. The Acquisition Agreement also contains non-competition and non-solicitation provisions pursuant to which Novellus LLC has agreed not to engage in certain competitive activities for a period of five years following the closing, including customary restrictions relating to employees. No employees of Novellus Ltd. or Novellus, Inc. prior to the Acquisition continued their employment, or were otherwise engaged by us, following the Acquisition.
In connection with the Acquisition, the co-founders of Novellus, Ltd. entered into lock-up agreements with respect to 3,377,690 of the shares received in the Acquisition, and our Chair of the Board of Directors and its Chief Executive Officer and President entered into identical lock-up agreements with respect to their current holdings of our stock. Each lock-up agreement extends for a period of three years, provided that up to 75% of the shares of common stock subject to the lock-up agreement may be released from the lock-up restrictions earlier if the price of common stock on our principal stock exchange, now The Nasdaq Global Market, exceeds specified thresholds. The lock-up agreements include customary exceptions for transfers during the applicable lock-up period.

The completion of the acquisition of Novellus, Ltd. relieves our wholly owned subsidiary Brooklyn ImmunoTherapeutics LLC, or Brooklyn LLC, from potential obligations to pay Novellus, Ltd. certain upfront fees, clinical development milestone fees and post-registration royalties under the License Agreement. The agreement with Factor under the exclusive license agreement dated as of April 26, 2021, or the License Agreement, that Brooklyn LLC entered into with Novellus and Factor, which grants Brooklyn LLC exclusive rights to develop certain next-generation mRNA gene editing and cell therapy products, remains unchanged.
On July 16, 2021, in connection with the Acquisition, we entered into a registration rights agreement with the selling stockholders pursuant to which we have filed the registration statement of which this prospectus forms a part to register for resale under the Securities Act of 1933, as amended, or the Securities Act, a total of 6,281,454 shares of common stock that have been issued to the selling stockholders under the Acquisition Agreement.
Risks Related to Our Business
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed in “Risk Factors” and include the following:
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We are substantially dependent on the success of our internal development programs, and our product pipeline candidates may not successfully complete clinical trials, receive regulatory approval or be successfully commercialized.

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Our product candidates and those of any collaborators will need to undergo preclinical and clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If preclinical or clinical trials of our or their product candidates fail to satisfactorily demonstrate safety and efficacy to the U.S. Food and Drug Administration, the European Medicines Agency and any other comparable regulatory authority, additional costs may be incurred or delays experienced in completing, the development of these product candidates, or their development may be abandoned.

•	We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.
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We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•	We may not generate the expected benefits of our acquisition of Novellus, and the acquisition could disrupt our ongoing business, distract our management and increase our expenses.
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If we fail to maintain orphan drug exclusivity for IRX-2 or we fail to obtain or maintain such exclusivity for any future drug candidate we may license, our competitors may sell products to treat the same conditions, and our revenues would be significantly adversely affected.

•	We own only a 25% interest in NoveCite, Inc., and that interest may be diluted unless we invest additional funds.
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Our current or future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could halt their clinical development, prevent their marketing approval, limit their commercial potential or result in significant negative consequences.

•	We face business disruption and related risks resulting from the recent pandemic of the novel coronavirus (COVID-19), which could have a material adverse effect on our business plan.
•	We have a limited operating history and have never generated any product revenue.
•	Our business is dependent on the successful development, regulatory approval and commercialization of IRX-2, one of our product candidates.
•	Clinical studies required for our product candidates are expensive and time-consuming, and their outcome is uncertain.
•	We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.

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Gene editing product candidates we may develop based on our exclusive license agreement with Novellus Therapeutics Limited and Factor Bioscience Limited are based on new technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if we are able to obtain such approval.

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The U.S. Food and Drug Administration, the U.S. National Institutes of Health and the European Medicines Agency have demonstrated caution in their regulation of gene therapy treatments, and ethical and legal concerns about gene therapy and genetic testing may result in additional regulations or restrictions on the development and commercialization of such products, which may be difficult to predict.

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We may be unable to successfully scale up manufacturing of IRX-2 in sufficient quality and quantity, which may delay or prevent us from commercializing the product even if approved for marketing by the U.S. Food and Drug Administration or other regulatory agencies.

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We will require substantial additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of any of our product candidates.

Corporate Information
We incorporated under the laws of the State of Delaware in 1984. We changed our name from our initial name Alroy Industries, Inc. to NTN Communications, Inc. in 1985, and then to NTN Buzztime, Inc. in 2005 and to Brooklyn ImmunoTherapeutics, Inc. on March 25, 2021. Our principal executive office is located at 140 58th Street, Suite 2100, Brooklyn, New York 11220, and our telephone number is (212) 582-1199. Our website address is www.brooklynitx.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” because the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (a) the market value of our stock held by non-affiliates is less than $250 million or (b) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. We may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to public companies that are not smaller reporting companies.
The Offering
Common stock offered
All of the shares offered by this prospectus are being sold by the selling stockholders. The selling stockholders consist of the former owners or beneficial owners of Novellus, Inc., who acquired their offered shares in connection with our acquisition of Novellus Inc., the parent of Novellus Therapeutics Limited, in July 2021.
Selling stockholders
See “Principal and Selling Stockholders” on page 12.
Use of proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholder pursuant to this prospectus.
The Nasdaq Global Market symbol
“BTX”

RISK FACTORS
Investing in common stock involves a high degree of risk. Before acquiring any such shares of common stock, you should carefully consider the risks described below and the risk factors incorporated on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed by us, and all other information contained or incorporated by reference into this prospectus, as updated by our filings under the Securities Exchange Act of 1934. If any of the risks described in our filings incorporated by reference in this prospectus occur, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of common stock could decline, and you could lose all or part of your investment.
Risks Relating to Ownership of Common Stock
The market price of common stock historically has been and likely will continue to be highly volatile, which could result in substantial losses for investors purchasing our shares.
The market price for common stock historically has been highly volatile, and the market for common stock has from time to time experienced significant price and volume fluctuations, based both on our operating performance and for reasons that appear to us unrelated to our operating performance. For example, on November 16, 2021, the closing sale price of the common stock as reported on The Nasdaq Global Market was $7.72. Since March 26, 2021, the interday trading price of common stock has varied between a low of $3.59 on April 1, 2021 and a high of $80.67 on May 3, 2021. During this time, we did not make any announcements regarding our financial condition or results of operations. We may continue to incur rapid and substantial increases or decreases in the price of common stock in the foreseeable future that are do not coincide in timing with the disclosure of news or developments by us.
In addition, the market price of common stock may fluctuate significantly in response to several factors, including:
•	the level of our financial resources;
•	announcements of entry into or consummation of a financing;
•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;
•	announcements of difficulties or delays in entering into commercial relationships with our partners or customers;
•	changes in securities analysts’ estimates of our financial performance or deviations in our business and the trading price of common stock from the estimates of securities analysts;
•	fluctuations in stock market prices and trading volumes of similar companies;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•	additional shares of common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;
•	discussion of us or our stock price by the financial press and in online investor communities;
•	lawsuits threatened or filed against us;
•	failure to maintain compliance with any of The Nasdaq Global Market continued listing standards;
•	commencement of delisting proceedings by The Nasdaq Global Market; and
•	additions or departures of key personnel.
The realization of any of the foregoing could have a dramatic and adverse impact on the market price of common stock.
Future sales of substantial amounts of common stock in the public market, or the anticipation of such sales, could have a material adverse effect on then-prevailing market prices.
As of November 8, 2021, there were (a) 3,598,048 shares of common stock reserved for issuance upon the exercise of outstanding stock options with exercise prices ranging from $7.94 to $21.35 at weighted average exercise price of $8.60, (b) 221,640 outstanding restricted stock units with a weighted average intrinsic value of $9.31 per share,

(c) 8,484,936 shares of common stock reserved for issuance under our Restated 2020 Stock Incentive Plan, (d) 905,480 shares of common stock reserved for issuance under our 2021 Inducement Equity Incentive Plan, and (e) 156,112 shares of outstanding Series A convertible preferred stock outstanding which were then convertible into approximately 42,165 shares of common stock, and (f) 445,627 shares reserved for issuance to Lincoln Park Capital Fund, LLC . Registration statements registering the shares of common stock underlying the outstanding options, restricted stock units, and the shares issuable to Lincoln Park Capital Fund, LLC are currently effective. Generally, the shares of common stock issuable upon conversion of Series A convertible preferred stock, which the holders may do at any time, may be sold under Rule 144 of the Securities Act of 1933, or the Securities Act. Accordingly, a significant number of shares of common stock could be sold at any time. Depending on market liquidity at the time common stock is resold by the holders thereof, such resales could cause the trading price of common stock to decline. In addition, sales by the selling stockholders, including the anticipation of such sales, could make it more difficult for us to obtain future financing. To the extent the trading price of common stock at the time any of our outstanding options are exercised exceeds their exercise price or at the time any of the outstanding shares of Series A convertible preferred stock are converted exceeds their conversion price, such exercise or conversion will have a dilutive effect on our stockholders.
We can provide no assurance that claims will not be made to challenge the validity of the ratification of the filing and effectiveness of the certificate of amendment to our restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 25, 2021 with respect to the increase in the number of authorized shares of common stock pursuant to Section 204 of the Delaware General Corporation Law.
On September 3, 2021, our stockholders approved the ratification, which we refer to as the Share Increase Ratification, of the amendment to our restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 25, 2021, which effected an increase in the number of authorized shares of common stock by 85,000,000, from 15,000,000 shares to 100,000,000 shares, and which we refer to as the Share Increase Amendment. We subsequently filed a certificate of validation with respect to the Share Increase Amendment with the Secretary of State of the State of Delaware, which we refer to as the Certificate of Validation, on September 3, 2021.
Even though we filed the Certificate of Validation, any claim that (i) the increase in the number of authorized shares of common stock and related issuance of such shares ratified pursuant to the Share Increase Ratification is void or voidable due to a failure of authorization, or (ii) the Delaware Court of Chancery should declare in its discretion that the Share Increase Ratification not be effective or be effective only on certain conditions, which we refer to collectively as the Subsequent Claims, may still be brought within 120 days from the time that the filing of the Certificate of Validation with the Secretary of State of the State of Delaware becomes effective in accordance with the DGCL.
We can provide no assurance that Subsequent Claims will not be made within the available time period for making such claims or what the resolution of such Subsequent Claims would be. If Subsequent Claims are made, it could have a material adverse effect on our liquidity, which could result in our filing for bankruptcy or an involuntary petition for bankruptcy being filed against us.
Raising additional capital may cause dilution to our existing stockholders and may restrict our operations.
We may raise additional capital at any time and may do so through one or more financing alternatives, including public or private sales of equity or debt securities directly to investors or through underwriters or placement agents. See “Our ability to raise capital may be limited by applicable laws and regulations.” Raising capital through the issuance of common stock (or securities convertible into or exchangeable or exercisable for shares of common stock) may depress the market price of common stock and may substantially dilute our existing stockholders. In addition, our board of directors may issue preferred stock with rights, preferences and privileges senior to those of the holders of common stock. Debt financings could involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens or make investments and may, among other things, preclude us from making distributions to stockholders (either by paying dividends or redeeming stock) and taking other actions beneficial to our stockholders. In addition, investors could impose more one-sided investment terms on companies that have or are perceived to have limited remaining funds or limited ability to raise additional funds. The lower our cash balance, the more difficult it is likely to be for us to raise additional capital on commercially reasonable terms, or at all.

Delaware law and provisions in our charter and bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of common stock.
Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such a change in control would benefit our stockholders, or to make changes in the board of directors. For example, our certificate of incorporation (a) prohibits stockholders from filling vacancies on the board, calling special stockholder meetings, or taking action by written consent and (b) requires a supermajority vote of at least 80% of the total voting power of our outstanding shares, voting together as a single class, to remove our directors from office or to amend provisions relating to stockholders taking action by written consent or calling special stockholder meetings.
Additionally, our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company. Some provisions:
•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of the common stock;
•	prohibit our stockholders from making certain changes to our bylaws except with 66 2/3% stockholder approval; and
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require advance written notice of stockholder proposals and director nominations. These provisions could discourage third parties from taking control of our company. Such provisions may also impede a transaction in which stockholders could receive a premium over then current market prices and your ability to approve a transaction that stockholders might consider to be in their best interest. In addition, we are governed by Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of common stock to decline.

Our bylaws designate the state courts of the State of Delaware (or, if no such state court has jurisdiction, the federal district court for the District of Delaware) as the sole and exclusive forum for certain types of actions that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or with our directors, our officers or other employees, or our majority stockholder.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, or the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they publish negative evaluations of common stock or the stock of other companies in our industry, the price of our stock and trading volume could decline.
The trading market for common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade the common stock or publish inaccurate or unfavorable research about our business, the common stock price would likely decline. In addition, if one or more of these analysts ceases coverage of the common stock or fails to publish reports about the common stock on a regular basis, we could lose visibility in the financial markets, which in turn could cause the common stock price or trading volume to decline.
Requirements associated with being a public reporting company involve significant ongoing costs and can divert significant company resources and management attention.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Global Market, and other rules and regulations of the Securities and Exchange Commission, or the SEC. We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public reporting company. These areas include corporate governance, corporate control, disclosure controls and procedures, and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. Compliance with the various reporting and other requirements applicable to public reporting companies will require considerable time, attention of management and financial resources. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public reporting company on a timely basis.
The listing requirements of The Nasdaq Global Market require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. The reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve as our directors or executive officers, or to obtain certain types of insurance, including director and officer liability insurance, on acceptable terms.
Short sellers of our stock may be manipulative and may drive down the market price of common stock.
Short selling is the practice of selling securities that a seller does not own but rather has borrowed, or intends to borrow, from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the securities short. The use of the Internet, social media, and blogging have allowed short sellers to publicly attack a company’s credibility, strategy and veracity by means of so-called “research reports” that mimic the type of investment analysis performed by legitimate securities research analysts. Issuers with limited trading volumes or substantial retail stockholder bases can be particularly susceptible to higher volatility levels, and can be particularly vulnerable to such short attacks.
Short seller publications are not regulated by any governmental or self-regulatory organization or any other official authority in the United States and are not subject to the certification requirements imposed by the SEC in Regulation Analyst Certification. Accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, outright fabrications. In light of the limited risks involved in publishing such information, and the significant profits that can be made from running successful short attacks, short sellers will likely continue to issue such reports. Short-seller publications may create the appearance or perception of wrongdoing, even when they are not substantiated, and may therefore affect the reputation or perception of our company and management.
While we intend to strongly defend our public filings against any such short seller attacks, in many situations we could be constrained, for example, by principles of freedom of speech, applicable state law or issues of commercial confidentiality, in the manner in which we are able to proceed against the relevant short seller. Such short-seller attacks may cause temporary, or possibly long term, declines in the market price of common stock and possible litigation initiated against us.
If the common stock were delisted from The Nasdaq Global Market and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade common stock and an investor may find it more difficult to acquire or dispose of common stock in the secondary market.
If the common stock were delisted or suspended from trading on The Nasdaq Global Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If the common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade common stock and an investor may find it more difficult to acquire or dispose of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are based on expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of management. The words “anticipate,” “believe,” “goals,” “seek,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements in this prospectus and the information incorporated by reference in this prospectus include statements about:
•	our plans to develop and commercialize IRX-2 and other product candidates, including the potential benefits thereof;
•	our ongoing and future clinical trials for IRX-2, whether conducted by us or by any future collaborators, including the timing of initiation of these trials and of the anticipated results;
•
our expectation of the opportunities to advance oncology, blood disorders and monogenic disease therapies using gene-editing and cell therapy technology through a license with Factor Bioscience Inc and through our acquisition of Novellus, Inc. and Novellus, Ltd. in July 2021, and our ability to take advantage thereof;

•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash, cash equivalents and investments;
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	the timing of and our ability to obtain and maintain marketing approvals for our product candidates;
•	the rate and degree of market acceptance and clinical utility of any products for which we receive marketing approval;
•	our commercialization, marketing and manufacturing capabilities and strategy;
•	our intellectual property position and strategy;
•	our ability to identify additional product candidates with significant commercial potential;
•	our plans to enter into collaborations for the development and commercialization of product candidates;
•	potential benefits of any future collaboration;
•	developments relating to our competitors and our industry;
•	the impact of government laws and regulations;
•	the impact the coronavirus pandemic will have on the timing of our clinical development and operations;
•	our ability to continue as a going concern;
•	our ability to maintain our listing on The Nasdaq Global Market.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in our forward-looking statements. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in “Risk Factors,” that we believe could cause actual results or events to differ materially from our forward-looking statements. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC that are incorporated in this prospectus by reference, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments to which we may be a party.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference in this prospectus are made as of the respective dates thereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS
All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see “Principal and Selling Stockholders.” We will not receive any proceeds from the sale of shares by the selling stockholders.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the offered shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our accountants.

PRINCIPAL AND SELLING STOCKHOLDERS
We issued the shares of common stock covered by this prospectus to the former owners or beneficial owners of Novellus, Inc., in connection with our acquisition of Novellus Inc., the parent of Novellus Therapeutics Limited in July 2021. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the registration rights agreement we entered into with the selling stockholders on July 16, 2021. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus up to 6,281,454 shares of common stock that we issued to the selling stockholders in connection with our acquisition of Novellus, Inc. The selling stockholders may sell some, all or none of the shares of common stock acquired in connection with the acquisition. We cannot estimate or predict how long the selling stockholders will hold shares of common stock before selling them, and we have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. See “Plan of Distribution.”
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock as well as any shares that the stockholder has the right to acquire by January 7, 2022 (sixty days after November 8, 2021) through the exercise or conversion of a security or other right. The percentages of shares of common stock owned are based on 52,043,818 shares of common stock outstanding as of November 8, 2021. The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders.
The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of common stock as of November 8, 2021 by:
•	the selling stockholders;
•	each person known to us to be a beneficial owner of more than five percent of the outstanding shares of common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.
We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Brooklyn ImmunoTherapeutics, Inc., 140 58th Street, Suite 2100, Brooklyn, New York 11220.
	Shares Beneficially Owned Before Offering		Shares to be Sold Pursuant to Offering	Shares Beneficially Owned After Offering
Name	Number	Percentage		Number	Percentage
Selling Stockholders
Michael J. Grant	32,500	*	32,500	—	—%
Richard E. Grant	32,500	*	32,500	—	—
Robert E. Grant	185,000	*	185,000	—	—
Leonard Mazur	1,815,362	3.5%	1,815,362	—	—
Novellus LLC Group(1)	4,956,868	8.2	4,216,092	740,776	1.4
Directors and Executive Officers
Charles Cherington(2)	5,894,193	11.3%	—	5,894,193	11.3
Kevin D’Amour	—	—	—	—	—
Howard J. Federoff	—	—	—	—	—
Luba Greenwood	50,032	*	—	50,032	*
Ronald Guido	102,112	*	—	102,112	*
Sandra M. Gurrola	8,203	*	—	8,203	*
Dennis H. Langer	—	—	—	—	—
Lynn Sadowski Mason	94,333	*	—	94,333	*
Erich Mohr	—	—	—	—	—
Jay Sial	—	—	—	—	—
Roger Sidhu	—	—	—	—	—

	Shares Beneficially Owned Before Offering		Shares to be Sold Pursuant to Offering	Shares Beneficially Owned After Offering
Name	Number	Percentage		Number	Percentage
Allen Wolff(3)	—	—	—	—	—
All executive officers and directors as a group (11 persons)(3)	6,148,781	11.8		6,148,781	11.8
Additional 5% Stockholders
George P. Denny III(4) P.O. Box 130130 Boston, Massachusetts 02113	4,832,992	9.3	—	4,832,992	9.3
John Halpern(5) 346 Seabreeze Avenue Palm Beach, Florida 33480	4,780,307	9.2	—	4,780,307	9.2
Nicholas J. Singer(6) 1395 Brickell Avenue Suite 800 Miami, Florida 33131	3,791,983	7.3	—	3,791,983	7.3
*	Less than 1%
(1)
Shares beneficially owned before the offering consist of 4,216,092 shares held by Novellus LLC, 285,888 shares held by Matthew Angel and 454,888 shares held by Christopher Rohde, all of which were issued in connection with the Acquisition.

•
The 4,216,092 shares held by Novellus LLC consist of (a) 2,580,663 shares intended for distribution to Factor Bioscience, Inc., which is indirectly beneficially owned by Messrs. Angel and Rohde, (b) 623,115 shares intended for distribution to Mr. Angel, (c) 902,831 shares intended for distribution to Mr. Rohde and (d) 109,483 shares intended for distribution to other members of Novellus LLC. Messrs. Angel and Rohde have shared voting and investment power over, and may be deemed to be beneficial owners of, all of the shares held by Novellus LLC, including the shares being offered under this prospectus.

•
The 285,888 shares held by Mr. Angel and the 454,888 shares held by Mr. Rohde are currently held in escrow pursuant to the terms of the Acquisition and are not included in the shares offered under this prospectus.

Factor Biosciences, Inc. and Messrs. Angel and Rohde have entered into lock-up agreements with respect to 3,377,690 of the shares covered by this prospectus. Each lock-up agreement extends for a period of three years, provided that up to 75% of the shares subject to the lock-up agreement may be released from the lock-up restrictions earlier if the price of common stock on The Nasdaq Global Market exceeds specified thresholds. The lock-up agreements include customary exceptions for transfers during the applicable lock-up period.
(2)	Shares include Series A convertible preferred stock convertible into a total of 19,196 shares of common stock.
(3)
Mr. Wolff resigned from his position as our Chief Executive Officer effective as of March 25, 2021. Mr. Wolff is not included in the beneficial ownership of all executive officers and directors as a group.

(4)
Based on a Form 4 filed on August 20, 2021 by Mr. Denny. Shares include (a) 4,775,117 shares held by Denny Family Partners II, LLC and (b) 34,585 shares of common stock and shares of Series A 10% convertible preferred stock convertible into 19,196 shares of common stock held by George P. Denny Trust 6/11/81. Mr. Denny has sole voting and dispositive power with respect to 4,094 shares of common stock, and he shares voting and dispositive power with respect to the 4,775,117 shares held by Denny Family Partners II, LLC and the 34,585 George P. Denny Trust 6/11/81. Mr. Denny disclaims beneficial ownership of the shares held by Denny Family Partners II, LLC and George P. Denny Trust 6/11/81 except to the extent of his pecuniary interest therein.

(5)
Based on a Form 3 filed with the SEC on May 18, 2021 by Mr. Halpern. Shares include 4,776,213 shares for which Mr. Halpern disclaims beneficial ownership consisting of (a) 2,442,323 shares held by a limited liability company with a family member manager, (b) 2,300,828 shares held by a family trust of which Mr. Halpern is a trustee, (c) 30,192 shares held by a limited liability company with an independent manager, and (d) 2,870 shares held by a trust with an independent trustee.

(6)
Based on a Schedule 13D filed with the SEC on April 30, 2021 by Mr. Singer. Shares consist of 1,900,452 shares held by Purchase Capital LLC and 1,891,531 shares held by Pacific Premier Trust as Custodian for the benefit of Mr. Singer.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock is intended as a summary only and therefore is not complete. This description is based upon, and is qualified by reference to, our certificate of incorporation and bylaws, each as amended from time to time, and by applicable provisions of the Delaware General Corporation Law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. A total of 156,112 shares of preferred stock have been designated as Series A convertible preferred stock. The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. As of November 8, 2021, 52,043,818 shares of common stock were outstanding and 156,112 shares of Series A convertible preferred stock were outstanding. See “Risk Factors—We can provide no assurance that claims will not be made to challenge the validity of the ratification of the filing and effectiveness of the certificate of amendment to our restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 25, 2021 with respect to the increase in the number of authorized shares of common stock pursuant to Section 204 of the Delaware General Corporation Law.”
Common Stock
Voting Rights. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Votes may be cast in person or by proxy. Stockholders do not have cumulative voting rights with respect to election of directors.
Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. Outstanding shares of common stock are non-assessable. Holders of common stock are not, and will not be, subject to any liability as stockholders.
Series A Convertible Preferred Stock
Voting Rights. Series A convertible preferred stock has no voting rights.
Dividends. The holders of Series A convertible preferred stock are entitled to receive cumulative dividends of $0.10 per share per annum, payable semiannually in equal installments of $0.05 per share on June 1 and December 1 of each year.
Liquidation and Dissolution. Upon liquidation, dissolution and winding up, each share of Series A convertible preferred stock will have preference over common stock to the extent of $1.00 per share, but will not otherwise be entitled to share in the proceeds of any liquidation, dissolution or winding up. The preference or subordination of the rights of Series A convertible preferred stock with respect to any other class of stock, or any other series of preferred stock, shall be as stated in the instrument defining the rights of such other class or series.
Conversion Rights. Shares of Series A convertible preferred stock are convertible at any time at the option of the holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock equal to the number of shares of Series A convertible preferred stock surrendered for conversion divided by the conversion rate, which is approximately 42,165 as of November 8, 2021 and which is subject to certain adjustments. No fractional shares shall be issued upon conversion of Series A convertible preferred stock, and any portion of a share of Series A convertible preferred stock that would otherwise be convertible into a fractional share shall be paid in cash in the amount of the liquidation preference of the fractional share. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the common stock issued upon such conversion.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law may have Anti-Takeover Effects
Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and are designed in part to encourage persons seeking to acquire control of us to first negotiate with the board of directors.
Number of Directors; Vacancies
Our certificate of incorporation provides that the number of directors is established by the board of directors, which may delay the ability of stockholders to change the composition of a majority of the board. The board has the exclusive right to elect a director to fill any vacancy or newly created directorship.
Removal of Directors
A director may be removed only by the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Action by Written Consent; Special Meetings
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors. These provisions may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Delaware Business Combination Statute
We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Certificate of Incorporation or Bylaws
Any provision of our certificate of incorporation may be amended, altered, changed or repealed in any manner prescribed by law, provided that (a) the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with Article X of the certificate of incorporation, which contains the prohibition on stockholder action by written consent and the requirement that special meetings be called only by the board of directors, and (b) Article XI of the certificate of incorporation, which provides that, subject to certain exceptions, no purchase by or from any Controlling Person (as defined below) of shares of our stock owned by such

Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below), may not be amended without the affirmative vote of not less than a majority of the our stock entitled to vote thereon, provided that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of stock entitled to vote on any matter, none of which is a Controlling Person.
The board may, by majority vote, amend or repeal our bylaws and may adopt new bylaws.
Our stockholders may not adopt, amend, or repeal our bylaws or adopt new bylaws except by the vote or written consent of at least 66-2/3% of the voting power of our company.
Exclusive Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of The Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stock Options and Restricted Stock Units
As of November 8, 2021, we had outstanding options to purchase 3,598,048 shares of common stock at a weighted average price $8.60 per share and 221,640 outstanding restricted stock units with a weighted average intrinsic value of $9.31 per share.
Listing on The Nasdaq Global Market
The common stock is listed on The Nasdaq Global Market under the symbol “BTX.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION
The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders, which term as used herein includes their transferees, pledgees, donees, assignees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their common stock on The Nasdaq Global Market or any other stock exchange, market or trading facility on which such common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares of common stock by one or more of, or a combination of, the following methods:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwriting transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price;
•	distribution to employees, members, limited partners or stockholders of selling stockholders;
•	a combination of any such methods of sale;
•	“at the market” or through market makers or into an existing market for the shares; and
•	any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell common stock short and redeliver the securities to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the common stock offered by this prospectus, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares of common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A selling stockholder may enter into derivative transactions with third parties, or sell common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by any selling stockholder or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use common stock received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholder may otherwise loan or pledge shares of common stock to a financial institution or other third party that in turn may sell the common stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares of common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
Certain of the selling stockholders, or their beneficial owners, have entered into lock-up agreements with respect to 3,377,690 shares of common stock covered by this prospectus. Each lock-up agreement extends for a period of three years, provided that up to 75% of the shares of common stock subject to the lock-up agreement may be released from the lock-up restrictions earlier if the price of common stock on The Nasdaq Global Market stock exchange exceeds specified thresholds. The lock-up agreements include customary exceptions for transfers during the applicable lock-up period.
In order to comply with the securities laws of certain states, if applicable, the shares of common stock covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.
We have agreed with the selling stockholders pursuant to our registration rights agreement dated July 16, 2021 to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as: (i) all shares of common stock covered by this prospectus have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) such shares of common stock shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by us and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such shares of common stock have ceased to be outstanding; (iv) such shares of common stock have been sold to, or through, a broker, dealer, or underwriter in a public distribution or other public securities transaction; or (v) such shares are eligible to be resold pursuant to Rule 144 under the Securities Act without volume limitation.
The common stock is listed on The Nasdaq Global Market under the symbol “BTX.”

LEGAL MATTERS
The validity of the shares of common stock offered hereby is being passed upon for us by K&L Gates LLP, Boston, Massachusetts.
EXPERTS
The consolidated financial statements of NTN Buzztime, Inc. (now known as Brooklyn ImmunoTherapeutics, Inc.) as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to NTN Buzztime, Inc.’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of Brooklyn ImmunoTherapeutics LLC (and its predecessor IRX Therapeutics, Inc.) as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon, appearing in Amendment No. 1 on Form 8-K/A dated April 30, 2021, incorporated in this prospectus by reference, in reliance upon such report and upon authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Information we filed with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. Copies of certain information we have filed with the SEC are also available on our website at www.brooklynitx.com, but our website is not a part of this prospectus and the information on our website is not incorporated by reference in, or otherwise part of, this prospectus.
This prospectus is part of a registration statement we filed with the SEC and does not contain all of the information contained in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should review the complete document to evaluate these statements. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents listed below (File No. 001-11460) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or the Exchange Act, between the date of this prospectus and the termination of the offering of the shares offered by this prospectus, other than the portions of those documents not deemed to be filed:
•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021;
•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 17, 2021, August 13, 2021 and November 12, 2021, respectively;
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our Current Reports on Form 8-K filed with the SEC on January 15, 2021, February 4, 2021, February 9, 2021, February 25, 2021, February 26, 2021, March 8, 2021, March 16, 2021, March 23, 2021, March 31, 2021 (as amended by Amendment No. 1 on Form 8-K/A filed on April 30, 2021), April 7, 2021, April 15, 2021, April 16, 2021, April 23, 2021, April 30, 2021, May 11, 2021, May 26, 2021, June 10, 2021, June 21, 2021, July 19, 2021, July 19, 2021 (as amended by Amendment No. 1 on Form 8-K/A filed on October 1, 2021), August 20, 2021, September 13, 2021, September 14, 2021, September 23, 2021, October 14, 2021 and November 23, 2021; and

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the description of common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 19, 2020, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document that is incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings, at no cost, by writing or calling us at Brooklyn ImmunoTherapeutics, Inc., 140 58th Street, Suite 2100, Brooklyn, New York 11220, telephone (212) 582-1199.

6,281,454 Shares
Common Stock
PROSPECTUS
November 26, 2021